EXHIBIT 99.1


                         VALLEY FORGE SCIENTIFIC REPORTS
                 FIRST QUARTER FISCAL 2005 REVENUES AND EARNINGS

OAKS, Pa., February 14, 2005 -- Valley Forge Scientific Corp. (NASDAQ: VLFG;
BSE: VLF), a leading developer of bipolar electrosurgical systems, today announced revenues and earnings for the first quarter of fiscal 2005 ended December 31, 2004.

         Sales for the first quarter of fiscal 2005 of $1,412,376 were 18% greater than sales of $1,199,469 for the first quarter of fiscal 2004. Operating income was $105,682 for the first quarter of fiscal 2005 as compared to $121,858 for the first quarter of fiscal 2004. Net income for the first quarter of fiscal 2005 was $68,421, or $0.01 per basic and diluted share, as compared to net income of $72,979, or $0.01 per basic and diluted share, for the first quarter of fiscal 2004.

         The increase in sales in the first quarter of fiscal 2005 reflects sales to Stryker Corporation of the lesion generator model the Company developed for the percutaneous treatment of pain, partially offset by decreased sales to Codman & Shurtleff, Inc. and a decrease of sales of dental products.

         Sales to Stryker Corporation during the first quarter of fiscal 2005 were $375,000, as compared to no sales in the first quarter of fiscal 2004. As previously announced on October 25, 2004, Valley Forge Scientific entered into a five year supply and distribution agreement with Stryker Corporation regarding the lesion generator model for the percutaneous treatment of pain.

         For the first quarter of fiscal 2005, sales of neurosurgical products to, and repair revenue from, Codman & Shurtleff, Inc. accounted for $935,770, or 66% of sales, as compared to $1,025,965, or 86% of sales, for the first quarter of fiscal 2004. As previously announced, Valley Forge Scientific entered into a new agreement with Codman & Shurtleff on October 15, 2004 for the sale of existing products in the fields of neurocranial and neurospinal surgery, which

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extends the business relationship through December 31, 2005. Under the agreement, Codman agreed to make minimum purchases of $1 million per calendar quarter in order to maintain its exclusive distribution rights for the period from October 1, 2004 to March 31, 2005. Codman did not satisfy its minimum purchase requirements for the three months ended December 31, 2004, and is proposing increasing its minimum purchase obligations by approximately $113,000 for the quarter ending March 31, 2005 to make up for this shortfall.

         For the first quarter of fiscal 2005, sales of dental products decreased to $72,827, or 5% of sales, from $170,049, or 14% of sales, in the first quarter of fiscal 2004. Product modifications and other strategies for dental products are currently being considered.

         Gross margin for the first quarter of fiscal 2005 and the first quarter of fiscal 2004 remained constant at 54%.

         Selling, general and administrative expenses, as a percentage of sales, decreased from 33% for the first quarter of fiscal 2004 to 31% for first quarter of fiscal 2005. Selling, general and administrative expenses increased to $440,704 for the first quarter of fiscal 2005 from $398,337 for the first quarter of fiscal 2004. The increase reflects increases in professional fees partially offset by decreases in sales and marketing expenses.

         Research and development expenses were $207,695, or 15% of sales, for the first quarter of fiscal 2005 as compared to $113,895, or 9% of sales, for the first quarter of fiscal 2004. The increase was primarily related to the continued development of a new multifunction bipolar electrosurgical generator and instrumentation and also the completion of the development of the lesion generator model currently being sold to Stryker Corporation.

         "In the first quarter of fiscal 2005, we saw a significant contribution from sales to Stryker Corporation of the lesion generator model for the percutaneous treatment of pain, and we anticipate that this product will continue to be an important product for Valley Forge in the future. We plan to

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expand the market for our products with our new multifunctional bipolar electrosurgical generator and single-use hand switching bipolar instruments, new products based on our proprietary lesion generator technology and other products and product refinements," said Jerry Malis, President and CEO of Valley Forge Scientific Corp.

         Management of Valley Forge Scientific will discuss the first quarter of fiscal 2005 financial results on Monday, February 14, 2005 in a conference call scheduled for 10:30 a.m. ET. Those who wish to participate in the conference call may do so by calling (877) 356-9134 approximately 10 minutes prior to the start time and providing confirmation code 3987956 to the conference operator. For callers outside the United States, the number is (706) 643-3775. An audiotape replay will be available by telephone at (800) 642-1687, confirmation code 3987956, approximately two hours following the conclusion of the call through February 28, 2005. International callers can access this replay at (706) 645-9291.

         Valley Forge Scientific has established itself as a leading developer and manufacturer of bipolar electrosurgical systems and related instrumentation. Based on its DualWave(TM) technology, these systems provide surgeons with the ability to safely cut and coagulate tissue in the most critical areas of the brain and spinal cord. Based on technology developed in conjunction with Leonard
I. Malis, MD, Professor and Chairman Emeritus of the Mount Sinai School of Medicine Department of Neurosurgery, our bipolar electrosurgery systems are considered to be the gold standard worldwide for use in the central nervous system. For more information on DualWave(TM) technology, our bipolar electrosurgery systems, or other Valley Forge Scientific products, please visit our Web site at http://www.vlfg.com.

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                          VALLEY FORGE SCIENTIFIC CORP.
                              Financial Highlights

                                                         For the Three
                                                          Months Ended
                                               --------------------------------
                                               (Unaudited)
                                                12/31/04             12/31/03
                                               -----------          -----------
Net sales                                      $ 1,412,376          $ 1,199,469

Gross profit                                   $   764,255          $   644,165

Selling, general and
 administrative expenses                       $   440,704          $   398,337

Research and development expenses              $   207,692          $   113,895

Operating income                               $   105,682          $   121,858

Provision for income taxes                     $   (45,367)         $   (54,548)

Net income                                     $    68,421          $    72,979


Basic income per share                         $      0.01          $      0.01
Diluted income per share                       $      0.01          $      0.01

Common shares outstanding:
Basic                                            7,913,712            7,913,712
Diluted                                          7,975,552            7,965,977

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Sales Highlights
Unaudited

The table below sets forth total sales and sales by medical field of Valley Forge Scientific's "Generators, Irrigators and Other Products" and "Disposable Products" for the three months ended December 31, 2004 and 2003. Sales of "Generators, Irrigators and Other Products" in "Other fields" represent sales to Stryker Corporation, and sales of "Disposable Products" in "Other fields" represent sales to Boston Scientific Corporation and direct sales to hospitals.

                                               For the Three Months
                                                 Ended December 31,
                                             --------------------------
                                                 2004           2003
                                             -----------    -----------

Generators, Irrigators and Other Products
-----------------------------------------
    Neurosurgery field                       $   481,025    $   607,391
    Dental field                                  61,509        152,039
    Other fields                                 390,000             --
                                             -----------    -----------
Total of all fields:                         $   932,534    $   759,430
                                             ===========    ===========
Disposable Products
-------------------
    Neurosurgery field                       $   411,810    $   371,585
    Dental field                                  11,318         18,010
    Other fields                                  10,520          2,858
                                             -----------    -----------
Total of all fields:                         $   433,648    $   392,453
                                             ===========    ===========


Forward-Looking Statements

Statements in this press release regarding our expectations for our products or products we are developing, introduction of products into the marketplace, acceptance of our products in the marketplace, new products and alliances, and any other statements in this press release that refer to Valley Forge Scientific's estimated or anticipated future results are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. All forward-looking statements in this press release reflect Valley Forge Scientific's current analysis of existing trends and information and represent Valley Forge Scientific's judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting Valley Forge Scientific's business, including but not limited to competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; the market penetration by third parties who distribute and sell Valley Forge Scientific's products; Valley Forge Scientific's ability to maintain a sufficient supply of products; product liability claims; and the uncertainties associated with intellectual property protection for these products. In addition, matters generally affecting the domestic and global economy can affect Valley Forge Scientific's results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Valley Forge Scientific disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in Valley Forge Scientific's public periodic filings with the Securities and Exchange Commission, including Valley Forge Scientific's Form 10-K for the year ended September 30, 2004.

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